 Exhibit (a)(1)(E)
This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares or ADSs (each as defined below). The U.S. Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated as of June 16, 2021, and the accompanying ADS Letter of Transmittal (as defined below), and any amendments or supplements thereto, and is being made to all U.S. holders (as described below) of Common Shares and to all holders of ADSs, wherever located. The making of the U.S. Offer in jurisdictions other than the United States may be restricted or prohibited by law. Purchaser (as defined below) is currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If Purchaser becomes aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the ADSs, Purchaser will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, Purchaser cannot comply, Purchaser will not make the U.S. Offer to, nor will Purchaser accept tenders from or on behalf of, holders of ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of U.S. Offer to Purchase for Cash
Common Shares Held by U.S. Holders
and
American Depositary Shares, Each of Which Represents Five Common Shares,
Held by All Holders, Wherever Located,
of
Aenza S.A.A.
(formerly Graña y Montero S.A.A.)
for
S/ 1.88 per Common Share (Payable in U.S. Dollars)
and
S/ 9.40 per American Depositary Share (Payable in U.S. Dollars)
by
IG4 Capital Infrastructure Investments LP
which is jointly owned
by
IG4 Capital Private Equity Investments II-A LP
IG4 Capital Private Equity Investments II-B LP
IG4 Capital Private Equity Investments II-C LP
and
IG4 Capital Infrastructure Co-Investments A LP

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2021, UNLESS THE U.S. OFFER IS EXTENDED.

IG4 Capital Infrastructure Investments LP, a limited partnership organized under the laws of Scotland (“Purchaser”), is jointly owned by IG4 Capital Private Equity Investments II-A LP, IG4 Capital Private Equity Investments II-B LP, IG4 Capital Private Equity Investments II-C LP and IG4 Capital Infrastructure Co-Investments A LP, each a limited partnership organized under the laws of England and Wales (collectively, “IG4”). Purchaser is offering to purchase 107,198,601 common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”), of Aenza S.A.A. (formerly Graña y Montero S.A.A.), a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five (5) Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by The

Bank of New York Mellon, acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of December 31, 2018, among the Company, the ADS Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), which represent in the aggregate approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs, through concurrent tender offers in Peru and in the United States.
Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 1.88 per Common Share and S/ 9.40 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer — Terms of the U.S. Offer — Material Terms — Consideration and Payment” in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of June 16, 2021 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).
The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion and, in relation to holders of ADSs only, a fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement), to such holders. A cancellation fee will not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in the Offer to Purchase.
Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of Sub-section II, Section III of Title III of the Securities Market Law of Peru, Single Text of Administrative Procedures, approved by Supreme Decree No. 093-2002-EF, the provisions of the Tender Offer Regulations of Peru, approved by CONASEV Resolution No. 009-2006-EF/94.10, as amended from time to time (the “Peru Tender Offer Regulations”), and certain exemptions to the Peru Tender Offer Regulations granted by the Superintendence of the Stock Market in Peru to Purchaser by means of Oficio No. 2517-2020-SMV/11.1, to purchase Common Shares from all holders of Common Shares, wherever located (the “Peru Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. Holders of Common Shares that are not U.S. holders may only tender their Common Shares into the Peru Offer.
Purchaser is offering to purchase 107,198,601 Common Shares, including Common Shares represented by ADSs, in the aggregate, pursuant to the Offers, which represents approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs. If more than 107,198,601 Common Shares, including Common Shares represented by ADSs, are validly tendered (and not properly withdrawn) in the Offers, Purchaser will purchase a pro rata number of Common Shares, including Common Shares represented by ADSs (with adjustments to avoid purchases of fractional Common Shares or ADSs (although “odd-lots” of fewer than five (5) Common Shares (“Odd-Lots”) will be accepted to the extent practicable)), from all tendering holders of Common Shares and ADSs, so that Purchaser would purchase no more than 107,198,601 Common Shares, including Common Shares represented by ADSs, in the aggregate pursuant to the Offers (see “The U.S. Offer — Terms of the U.S. Offer — Proration” in the Offer to Purchase).
On August 24, 2020, Purchaser entered into a tender offer support agreement with GH Holding Group Corp., Bamas International Investment Corp., Bethel Enterprises Inc., Hernando Alejandro Constancio Graña Acuña, Mario Germán Óscar Alvarado Pflucker, Francisco Javier Dulanto Swayne, Hugo Rangel Zavala, Alfonso Galvez Rubio, Ruth Alvarado Pflucker, Elisa Alvarado Pflucker, Gonzalo Alvarado Pflucker and Claudia Gutierrez Benavides (collectively, the “Sellers”), and on June 3, 2021, Purchaser entered into an amendment to the tender offer support agreement with the Sellers (together, the “Tender Offer Support Agreement”), pursuant to which the Sellers have agreed to, among other things, tender into the Peru Offer in the aggregate 93,962,525 Common Shares, representing approximately 10.78% of the outstanding Common Shares, including Common Shares represented by ADSs, on the terms and subject to the conditions set forth in the Tender Offer Support Agreement (see “The U.S. Offer — Tender Offer Support Agreement and Related Agreements” in the Offer to Purchase).
Purchaser is making the Offers to acquire, together with the arrangements made by Purchaser pursuant to the Tender Offer Support Agreement (see “The U.S. Offer — Tender Offer Support Agreement and Related Agreements” in the Offer to Purchase), a “participación significativa” (as defined in Reglamento de Oferta Pública de Adquisicion y de Compra de Valores por Exclusión approved by CONASEV Resolution No. 009-2006-EF to mean a direct or indirect ownership, or the ability to direct the voting, of 25% or more of the shares of a Peruvian company listed on Lima Stock Exchange (Bolsa de Valores de Lima)), of no less than 218,066,655 Common Shares, representing approximately 25.01% of the outstanding Common Shares, including Common Shares represented by ADSs, that would enable Purchaser to influence control of the business of the Company.
The U.S. Offer will expire at 5:00 p.m., New York City time, on July 15, 2021, unless extended (the latest time and date at which the U.S. Offer will expire is referred to as the “Expiration Date”). The obligation of Purchaser to accept for payment and pay for Common Shares held by U.S. holders and ADSs held by all holders, in each case validly tendered (and not properly withdrawn) in the U.S. Offer prior to the Expiration Date is subject to the satisfaction or, to the extent legally permitted, waiver of certain conditions, including that immediately prior to the expiration of the Offers, there have been validly tendered (and not properly withdrawn) pursuant to the Offers, at least 107,198,601 Common Shares in the aggregate, including Common Shares represented by ADSs, representing approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs. The U.S. Offer is also subject to certain other conditions contained in the Offer to Purchase. See “The U.S. Offer — Conditions to the Offers” in the Offer to Purchase which sets forth all the conditions to the U.S. Offer. There is no financing condition to the U.S. Offer.
Purchaser expects to announce the final results of the Offers, including the results of the application of proration (if applicable), within two (2) trading days after the Expiration Date, and to pay for Common Shares and ADSs accepted for payment on the third (3rd) trading day after the Expiration Date. For purposes of the Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange and the New York Stock Exchange are open for trading. The Bank of New York Mellon has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”). The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted by Larraín Vial Sociedad Agente de Bolsa S.A., which has been appointed by Purchaser to act as tender agent in the Peru Offer (the “Peru Tender Agent”), from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited by the Peru Tender Agent with the U.S. Tender Agent on the second (2nd) trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate obtainable by the Peru Tender Agent on the spot market in Lima, Peru on the second (2nd) trading day after the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer — Acceptance for Payment and Payment for Common Shares and/or ADSs” in the Offer to Purchase).
The U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. Purchaser will extend the U.S. Offer, to the extent required by applicable U.S. federal securities laws, if Purchaser makes a material change to the terms of the U.S. Offer, makes a material change in the information concerning the U.S. Offer, or waives a material condition of the U.S. Offer. Purchaser expects to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the U.S. Offer is extended for any reason, Purchaser will extend the Peru Offer for the length of the extension of the U.S. Offer. If the Peru Offer is extended for any reason, Purchaser will extend the U.S. Offer for the length of the extension of the Peru Offer. Therefore, we expect the U.S. Offer and the Peru Offer will remain open, including any extensions, for the same period of time. During any of such extensions of the initial offer period, all Common Shares and ADSs tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. All U.S. holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S.

Offer prior to the Expiration Date, as extended, will receive the same price per Common Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.
Pursuant to the Exchange Act, the Company is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), with the Securities and Exchange Commission (the “SEC”), within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, the Company is required to set forth whether the Company recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral towards the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Such information will be available for free at the SEC’s website at www.sec.gov when filed by the Company. Holders of ADSs and U.S. holders of Common Shares should read carefully the Schedule 14D-9 when available.
If you are a U.S. holder of Common Shares and you wish to tender all or any portion of such Common Shares into the U.S. Offer, you must deposit your Common Shares for issuance of ADSs that will be tendered into the U.S. Offer. Prior to the Expiration Date, you must (a) deposit, or instruct your local custodian or securities intermediary to deposit, your Common Shares with Scotiabank Perú as custodian (the “ADS Custodian”), for the account of the ADS Depositary using the account details set forth in the Offer to Purchase, (b) instruct the ADS Depositary to register ADSs in your name on an uncertificated basis, by supplying the instructions set forth in the Offer to Purchase to the ADS Custodian, and (c) properly complete, duly execute and deliver an ADS Letter of Transmittal covering those ADSs, and any other required documents, to the U.S. Tender Agent. Note that local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. You should consult your local custodian or securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee. U.S. holders of Odd-Lots who wish to participate in the U.S. Offer may deposit these Odd-Lots with the ADS Custodian as described above. To the extent practicable, the ADS Depositary will combine Odd-Lots of Common Shares with other Odd-Lots to create whole ADSs that Purchaser will accept for payment, upon the terms and subject to the conditions of the U.S. Offer.
To the extent that Purchaser accepts for payment your Common Shares, including Odd-Lots, tendered in the U.S. Offer, after the application of proration, if applicable, Purchaser will purchase the ADSs representing those Common Shares. U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs accepted for payment pursuant to the U.S. Offer. To the extent Purchaser does not accept for payment your Common Shares tendered in the U.S. Offer, those ADSs will be surrendered for cancellation and the Common Shares will be returned to the account in Cavali S.A. ICLV specified in the ADS Letter of Transmittal. If you hold Common Shares in certificated form, you must arrange for your Common Shares to be dematerialized in order for you to participate in the U.S. Offer in accordance with the procedures described above.
If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs and you intend to tender your ADRs into the U.S. Offer, you should properly complete and duly execute the ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the U.S. Tender Agent at the address set forth on the back cover of the Offer to Purchase, such that the U.S. Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of the Offer to Purchase, such that the U.S. Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before 5:00 p.m., New York City time, on the Expiration Date. Further, before 5:00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of the Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. If your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
In any event, if you are a U.S. holder of Common Shares or a holder of ADSs and you intend to tender all or any portion of such Common Shares and/or ADSs into the U.S. Offer, you must follow the applicable procedures set forth in the Offer to Purchase. Purchaser is not providing for guaranteed delivery procedures. Therefore, you may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only methods for accepting the U.S. Offer are the procedures set forth in the Offer to Purchase (see “The U.S. Offer —Procedures for Tendering into the U.S. Offer” in the Offer to Purchase).
The U.S. Offer provides for withdrawal rights as required by U.S. federal securities laws. Therefore, you will be able to withdraw any tendered Common Shares or ADSs, in accordance with the procedures set forth in “The U.S. Offer — Withdrawal Rights” of the Offer to Purchase, before 5:00 p.m., New York City time, on the Expiration Date. Unless Purchaser has accepted your Common Shares or ADSs for payment as provided in the Offer to Purchase, you may also withdraw your tendered Common Shares or ADSs at any time after August 14, 2021. If you have tendered Common Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Common Shares or ADSs, and such notice must be received by the U.S. Tender Agent before 5:00 p.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 5:00 p.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures.
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of the ADS Letter of Transmittal or other required documents and as to the proper form for transfer of any Common Shares or ADSs, will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to Purchaser’s satisfaction. Purchaser also reserves the absolute right to reject any or all tenders of Common Shares and ADSs determined by Purchaser not to be in proper form or for which acceptance for payment or payment may be unlawful.
A U.S. holder (as defined in “The U.S. Offer — Tax Considerations — Material U.S. Federal Income Tax Consequences” of the Offer to Purchase) that tenders Common Shares or ADSs into the U.S. Offer generally will recognize a gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (a) the cash received in the U.S. Offer and (b) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. The gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common Shares or ADSs acquired at the same cost in a single transaction). Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one (1) year. The tax consequences to you will depend on your individual situation (see “The U.S. Offer — Tax Considerations — Material U.S. Federal Income Tax Consequences” of the Offer to Purchase).
Payments made in connection with the U.S. Offer may be subject to information reporting to the Internal Revenue Service (“IRS”) and possible backup withholding (at a 24% rate), unless certain information is provided or an exemption applies. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the U.S. holder to the IRS.
A Non-Peruvian Holder (as defined in “The U.S. Offer — Tax Considerations — Material Peruvian Tax Considerations” of the Offer to Purchase) that tenders Common Shares into the U.S. Offer generally will recognize a gain or loss, for Peruvian tax purposes, in an amount equal to the difference, if any, between (a) the cash received in the U.S. Offer and (b) the Non-Peruvian Holder’s tax cost basis in the Common Shares exchanged therefor. The capital gains rate in Peru is generally 30%. In addition, a Non-Peruvian Holder must obtain certification of its tax cost basis from the Peruvian tax authorities or the Non-Peruvian Holder will be subject to taxation on a gross basis. A Non-Peruvian Holder that tenders ADSs will not be subject to Peruvian tax. The tax consequences to you will depend on your individual situation (see “The U.S. Offer — Tax Considerations — Material Peruvian Tax Considerations” in the Offer to Purchase).
Holders are urged to consult their tax advisors with respect to the specific tax consequences to them of participating in the U.S. Offer in light of their particular circumstances, including U.S. federal, state and local and non-U.S. tax consequences.
The information required to be disclosed by paragraph d(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and the ADS Letter of Transmittal accompanying the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the ADS Letter of Transmittal will be mailed to record holders of Common Shares who are U.S. holders and to record holders of ADSs, and will be furnished to brokers and other securities intermediaries whose names, or the names of whose securities intermediaries, are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of securities.
The Offer to Purchase and the ADS Letter of Transmittal contain important information. U.S. holders of Common Shares and holders of ADSs should carefully read them in their entirety before any decision is made with respect to the U.S. Offer.
The U.S. Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the U.S. Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the ADS Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.
Any questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense. U.S. holders of Common Shares and holders of ADSs may also contact their broker, bank or other securities intermediary for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Holders may call toll free: 1 (888) 750-5834 (from the U.S. and Canada)
From outside the U.S. and Canada, please call:
+1 (412) 232-3651
Banks and Brokers may call collect:
(212) 750-5833
Email (for material requests only):
info@innisfreema.com
June 16, 2021